Exhibit 99.1

News Release                                                                          For Immediate Release

Contact:           Walt Standish, President and Chief Executive Officer
                           843.916.7813
                           Dick Burch, Senior Vice President and Chief Financial Officer
                           843.916.7806

FOR IMMEDIATE RELEASE

Beach First Third Quarter Earnings Grow 25%

Myrtle Beach, SC, October 14, 2003 – Beach First National Bancshares, Inc. today announced that its third quarter earnings increased 25.1%.

Net income for the quarter ended September 30, 2003, totaled $270,479, an increase of 25.1% over the same period a year ago. Net income for the nine months ended September 30, 2003, totaled $683,963, an increase of 24.7% over the same period a year ago. Total assets grew to $158.4 million, which represents an increase of 53.2%. Total deposits grew to $131.2 million, an increase of 55.3%. Total loans grew to $130.1 million, a 58.7% increase. Return on average equity for the nine months ended September 30, 2003, was 6.48%, compared to 5.48% for the same period a year ago.

Walt Standish, president and chief executive officer, said, “All four offices in the Beach First branch network continue to perform well and have contributed to our success thus far in 2003. We are especially pleased to have this earnings increase with both the North Myrtle Beach and Hilton Head Island offices open less than one year.”

Beach First National Bancshares, Inc. is the parent of Beach First National Bank, a $158 million financial institution headquartered in Myrtle Beach, South Carolina. Beach First operates offices in Myrtle Beach, Surfside Beach, North Myrtle Beach, and Hilton Head Island, South Carolina and offers a full line of banking products and services, including NetTeller internet banking service. The company’s stock trades under the symbol BFNB.

Beach First National Bancshares, Inc. and Subsidiary
Myrtle Beach, South Carolina
Consolidated Balance Sheets

	September 30,		December 31,
	2003	2002	2002
	(unaudited)	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$4,363,595	$4,717,941	$4,457,614
Federal funds sold and short term investments	3,277,756	2,572,433	5,429,214
Investment securities available for sale	12,228,511	8,249,910	7,552,282
Loans, net	128,541,354	80,854,581	92,024,574
Federal Reserve Bank stock	309,000	164,700	164,700
Federal Home Loan Bank stock	575,000	200,000	200,000
Premises and equipment, net	4,373,662	2,830,590	4,577,770
Other assets	4,700,044	3,832,917	4,002,671

Total assets	$158,368,922	$103,423,072	$118,408,825

LIABILITIES AND SHAREHOLDERS' EQUITY LIABILITIES:
Deposits
Noninterest bearing deposits	$25,542,423	$14,592,449	$19,316,292
Interest bearing deposits	105,662,578	69,885,295	80,549,745

Total deposits	131,205,001	84,477,744	99,866,037
Other borrowings	11,500,000	4,000,000	4,000,000
Other liabilities	1,331,889	1,164,650	614,420

Total liabilities	144,036,890	89,642,394	104,480,457

SHAREHOLDERS' EQUITY:
Common stock, $1 par value; 10,000,000 shares
authorized; 1,318,368 shares issued and outstanding	1,318,368	1,318,368	1,318,368
Paid-in capital	11,787,899	11,814,253	11,787,899
Retained earnings	1,393,352	550,425	709,390
Accumulated other comprehensive income	(167,587)	123,986	112,711

Total shareholders' equity	14,332,032	13,780,678	13,928,368

Total liabilities and shareholders' equity	$158,368,922	$103,423,072	$118,408,825

Beach First National Bancshares, Inc. and Subsidiary
Myrtle Beach, South Carolina
Consolidated Statement of Income
(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
INTEREST INCOME
Interest and fees on loans	$5,752,885	$4,251,053	$2,125,266	$1,515,803
Investment securities	386,932	296,076	130,495	117,426
Federal funds sold and short term
investments	36,940	84,457	11,762	14,229

Total interest income	6,176,757	4,631,586	2,267,523	1,647,458

INTEREST EXPENSE
Deposits	1,732,938	1,505,346	568,939	472,658
Other borrowings	143,197	34,543	49,798	34,352

Total interest expense	1,876,135	1,539,889	618,737	507,010

Net interest income	4,300,622	3,091,697	1,648,786	1,140,448

PROVISION FOR POSSIBLE LOAN
LOSSES	566,000	314,000	275,000	132,000

Net interest income after provision
for possible loan losses	3,734,622	2,777,697	1,373,786	1,008,448

NONINTEREST INCOME
Service fees on deposit accounts	364,145	300,797	117,247	110,294
Gain (loss) on sale of investment securities	134,703	525	(108)	333
Other income	269,357	142,887	69,655	72,160

Total noninterest income	768,205	444,209	186,794	182,787

NONINTEREST EXPENSES
Salaries and wages	1,514,336	1,041,756	530,882	372,301
Employee benefits	290,330	180,272	92,758	65,513
Supplies and printing	77,505	58,850	20,236	17,183
Advertising and public relations	118,141	67,331	40,826	31,571
Professional fees	92,355	108,338	31,220	44,099
Depreciation and amortization	317,272	234,987	106,055	69,432
Occupancy	264,074	161,360	91,793	55,729
Data processing fees	226,572	156,091	81,437	63,369
Other operating expenses	523,801	338,766	143,064	128,743

Total noninterest expenses	3,424,386	2,347,751	1,138,271	847,940

Income before income taxes	1,078,441	874,155	422,309	343,293

INCOME TAX EXPENSE	394,478	325,848	151,830	127,115

Net income	$683,963	$548,307	$270,479	$216,178

BASIC NET INCOME PER COMMON SHARE	$.52	$.42	$.21	$.16

DILUTED NET INCOME PER COMMON SHARE	$.51	$.41	$.20	$.16

Weighted average common shares outstanding - basic	1,318,368	1,318,368	1,318,368	1,318,368
Weighted average common shares outstanding - diluted	1,339,237	1,324,480	1,339,237	1,324,480